Exhibit 10.2

Form of Plan Document

and

Summary Plan Description

of the

Montauk Renewables, Inc.

Key Employee Separation Plan

Effective January [__], 2021

MONTAUK RENEWABLES, INC.

KEY EMPLOYEE SEPARATION PLAN

ARTICLE 1. INTRODUCTION

1.1 Purpose. The purpose of this Montauk Renewables, Inc. Key Employee Separation Plan is to assist the Company in retaining the services of key employees by providing eligible employees of the Company and its Affiliates with certain severance and welfare benefits in the event their employment is involuntarily terminated (or constructively terminated).

1.2 Term of the Plan. The Plan shall generally be effective as of the Effective Date, but subject to amendment from time to time in accordance with Article 7. The Plan shall continue until terminated pursuant to Article 7 hereof.

ARTICLE 2. DEFINITIONS

Except as may otherwise be specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used herein:

(a) “Affiliate” shall mean any parent entities, affiliated Subsidiaries and/or divisions of the Company.

(b) “Base Pay” shall mean Participant’s annual base salary rate, exclusive of bonuses, commissions and other incentive pay, as in effect immediately preceding Participant’s Date of Termination.

(c) “Benefit Factor” shall mean the multiple (either 3, 2.5, 2.0, 1.5, 1.0, or .5) which has been assigned to each Participant for purposes of determining Participant’s benefit under Section 4.1(b) and Section 4.2(b), as the case may be, and which Benefit Factor may be different for each of Section 4.1(b) and Section 4.2(b).

(d) “Benefit Plans” shall mean the health and welfare benefits plans and policies to which Participant is entitled to participate.

(e) “Board” shall mean the Board of Directors of Montauk.

(f) “Cause” shall mean “Cause” as defined in Participant’s Employment Agreement, if any. If Participant does not have an effective Employment Agreement on the date of such Participant’s Separation from Service, then “Cause” shall mean:

(i) Participant’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which the Company or its Subsidiaries conduct business;

(ii) Participant’s willful misconduct in the performance of Participant’s duties to the Company or its Subsidiaries and failure to cure such breach within 30 days following written notice thereof from the Company;

(iii) Participant’s willful failure or refusal to follow directions from the Board (or direct reporting executive) and failure to cure such breach within 30 days following written notice thereof from the Board; or

(iv) Participant’s willful breach of fiduciary duty to the Company or its Subsidiaries.

Any failure by the Company or a Subsidiary to notify Participant after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause. The determination as to whether or not Cause exists for termination of Participant’s employment will be made by the Board.

(g) “Change in Control” shall mean the first to occur, after the Effective Date, of any of the following:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of voting securities of Montauk where such acquisition causes such Person to own 50% or more of the combined voting power of the then outstanding voting securities of Montauk entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change in Control:

(A)	any acquisition directly from Montauk that is approved by the Incumbent Board (as defined in subsection (ii) below),

(B)	any acquisition by Montauk,

(C)	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or

(D)

any acquisition by any corporation or other entity pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 50% as a result of a transaction described in clause (A) or (C) above, and such Person subsequently acquires beneficial ownership of additional voting securities of Montauk, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 50% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of 50% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) less than 50% of the Outstanding Company Voting Securities, then no Change in Control shall have occurred as a result of such Person’s acquisition;

(ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board” as modified by this subsection (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the stockholders of Montauk, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of Montauk in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest or the use of any proxy access procedures in Montauk’s organizational documents with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Montauk or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which

(A)

the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns Montauk or all or substantially all of Montauk’s assets either directly or through one or more subsidiaries),

(B)

no Person (excluding any employee benefit plan (or related trust) of Montauk or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination, and

(C)	at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) consummation of a complete liquidation or dissolution of Montauk except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii) above.

(h) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(i) “COBRA Continuation Period” shall mean the continuation period for medical and dental insurance to be provided under the terms of this Plan which shall commence on the first day of the calendar month following the month in which the Date of Termination falls.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k) “Committee” shall mean the Compensation Committee of the Board.

(l) “Company” shall mean Montauk Renewables, Inc., a Delaware limited liability company, and its parent entities, Subsidiaries and Affiliates as may employ a Participant from time to time; provided that a Subsidiary which ceases to be, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Montauk prior to a Change in Control (other than in connection with and as an integral part of a series of transactions resulting in a Change in Control) shall, automatically and without any further action, cease to be (or be a part of) the Company and its Affiliates for purposes hereof.

(m) “Covered Change in Control Termination” shall mean, with respect to a Participant, if, during the 90-day period immediately preceding a Change in Control, or on or within the one-year period immediately following a Change in Control, an Involuntary Termination Associated with a Change in Control occurs.

(n) “Covered Termination Prior to Change in Control” shall mean, at any time prior to the 90-day period immediately preceding a Change in Control, Participant’s involuntary Separation from Service with the Company (i) by the Company and any Affiliate for any reason other than (A) Cause, (B) Participant’s death, or (C) Participant’s Disability; or (ii) by Participant on account of Good Reason.

(o) “Date of Termination” shall mean the date on which a Covered Change in Control Termination or Covered Termination Prior to Change in Control occurs, as the case may be.

(p) “Director” means a member of the Board.

(q) “Disability” shall mean a circumstance in which Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months and otherwise satisfies the requirements to be disabled under Section 409A of the Code.

(r) “Effective Date” shall mean January [_], 2021.

(s) “Employment Agreement” shall mean in an individual employment agreement in effect between a Participant and the Company or any Subsidiary or Affiliate on such Participant’s Date of Termination.

(t) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(u) “Good Reason” shall mean “Good Reason” as defined in Participant’s Employment Agreement, if any. If Participant does not have an effective Employment Agreement on the date of such Participant’s Separation from Service, then “Good Reason” shall mean, without Participant’s written consent, one of the following events:

(i) A material reduction in Participant’s (A) annual Base Pay, (B) Target Bonus opportunity, or (C) equity-based incentive compensation opportunities (unless such reduction in (A), (B), and/or (C) relates to an across-the-board reduction similarly affecting Participant and all or substantially all other executives of the Company and its Affiliates);

(ii) The Company makes or causes to be made a material adverse change in Participant’s scope of duties or responsibilities which results in a significant diminution in the Participant’s scope of duties or responsibilities, except in connection with (A) a reassignment to a New Job Position, or (B) a termination of Participant’s employment with the Company for Cause, due to Participant’s Disability or death, or temporarily as a result of Participant’s incapacity or other absence for an extended period; or

(iii) A relocation of the Company’s principal place of business, or of Participant’s own office as assigned to Participant by the Company to a location in excess of fifty (50) miles from its location as of the date Participant was designated by the Committee to be a Participant in this Plan.

In order for Participant to terminate for Good Reason, (x) the Company must be notified by Participant in writing within 90 days of the event constituting Good Reason, (y) the event must remain uncorrected by the Company for 30 days following the Company’s receipt of such notice (the “Notice Period”), and (z) Participant must terminate his or her employment within 60 days after the expiration of the Notice Period.

(v) “Involuntary Termination Associated With a Change in Control” means Participant’s Separation from Service related to a Change in Control: (i) by the Company and any Affiliate for any reason other than (A) Cause, (B) the Participant’s death, or (C) Participant’s Disability; or (ii) on account of a termination of employment by Participant due to Good Reason.

(w) “Montauk” shall mean Montauk Renewables, Inc., a Delaware corporation, or its successors.

(x) “New Job Position” shall mean a change in Participant’s position, authority, duties or responsibilities with the Company or any Affiliate due to Participant’s demonstrated inadequate or unsatisfactory performance, provided that Participant had been notified of such inadequate performance and had been given at least 30 days to cure such inadequate performance.

(y) “Notice of Termination” shall mean a notice given by the Company or Participant, as applicable, which shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provisions so indicated.

(z) “Participant” shall have the meaning ascribed by Article 3.

(aa) “Plan” shall mean this Montauk Renewables, Inc. Key Employee Separation Plan, as it may be amended from time to time in accordance with Article 7.

(bb) “Plan Administrator” shall have the meaning ascribed by Article 12.

(cc) “Release” shall have the meaning ascribed by Section 4.3.

(dd) “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(ee) “Separation from Service” shall mean Participant’s termination of employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code. The determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1), (2) and (3) of the Code and Treas. Reg. Sec. 1.414(c)-2; provided, further, where legitimate business criteria exist (within the meaning of Treas. Reg. Sec. 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has Separated from Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A. A Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36)-month period or such other period as provided by regulation.

(ff) “Subsidiary” shall mean a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity, is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

(gg) “Target Bonus” shall mean 100% of the annual bonus, if any, which is established by the Committee or the Board, as applicable, with respect to a Participant.

ARTICLE 3. PARTICIPATION

3.1 Employees of the Company or any Affiliate who are determined by the Committee, as provided in Article 5, to be responsible for the continued growth, development and future financial success of the Company shall be eligible to participate in the Plan. Any such employee selected to participate in the Plan shall be referred to herein as “Participant.” The initial Participants and their respective Benefit Factors shall be selected and approved by the Committee and shall be set forth in a separate list maintained by the Committee. The Company, in its discretion, may add Participants to the Plan and assign and approve for each of them their respective Benefit Factors, from time to time, and shall periodically review and update the list of Participants.

3.2 Notwithstanding the foregoing and subject to Section 7.2, the Committee may terminate a Participant’s participation in the Plan at any time, in its sole and absolute discretion. Subject to Section 7.2, a termination of Participant’s employment with the Company and any Affiliate except under the circumstances described in Section 4.1 and Section 4.2, shall automatically, with no further act on the part of the Company or any Affiliate, terminate any right of such Participant to participate, or receive any benefits under, this Plan.

ARTICLE 4. BENEFITS

4.1 Compensation and Benefits Upon Covered Change in Control Termination. Subject to Participant’s execution of the Release as provided in Section 4.3, in the event of a Covered Change in Control Termination, the Company shall pay and provide to Participant:

(a) (i) any Base Pay earned, accrued or owing to him or her through the Date of Termination, (ii) any individual bonuses or individual incentive compensation not yet paid, but due and payable to Participant under the Company’s and/or its Affiliates’ plans for years prior to the year of Participant’s termination of employment, (iii) reimbursement to Participant for all reasonable and customary expenses incurred by Participant in performing services for the Company prior to the Date of Termination, and (iv) payment equal to the amount of Participant’s accrued, but unused, vacation time.

(b) A lump sum cash payment equal to the applicable Benefit Factor multiplied by: (i) Participant’s Base Pay in effect as of the Date of Termination; plus (ii) Participant’s Target Bonus for the year in which the Date of Termination occurs.

(c) A pro rata share of any individual annual cash incentive bonuses or individual annual cash incentive compensation awarded to Participant for the year in which Participant’s termination of employment occurs, based on the target levels set for such bonuses, under the Company’s and its Affiliates’ applicable plans for the year of Participant’s termination of employment based on the portion of such year that Participant was employed by the Company and any Affiliate and regardless of whether the applicable performance goals as specified in the applicable plan are achieved.

(d) To the extent permitted by applicable law and the Benefit Plans, if Participant elects continuation coverage under the Company’s medical and dental plans pursuant to COBRA, then the Company shall reimburse Participant for Participant’s COBRA payments for such medical and dental coverage (provided that such reimbursement does not result in any taxes or penalties for the Company), until the earlier to occur of: (i) Participant obtaining the age of 65, (ii) the date Participant becomes eligible for benefits under another employer’s medical plan that are substantially comparable to the benefits provided by the Benefit Plans (which Participant must provide prompt notice with respect thereto to the Company), or (iii) the expiration of the COBRA Continuation Period. During the applicable period of coverage described in the foregoing sentence, Participant shall be entitled to benefits, on substantially the same basis as would have otherwise been provided had Participant not been terminated, and the Company will have no obligation to pay any benefits to, or premiums on behalf of, Participant after such period ends. The Company shall make any such reimbursement within 30 days following receipt of evidence from Participant of Participant’s payment of the COBRA premium. To the extent that such benefits are available under the Benefit Plans and Participant had such coverage immediately prior to termination of employment, reimbursement for such continuation of benefits for Participant shall also cover Participant’s dependents for so long as Participant is receiving such benefits under this Section 4.1(d). The COBRA Continuation Period for medical and dental insurance under this Section 4.1(d) shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan.

(e) A lump sum cash payment of $15,000 in order to cover the cost of outplacement assistance services for Participant and other expenses associated with seeking another employment position.

(f) All payments to be made pursuant to this Section 4.1 (other than Sections 4.1(a)(ii) and 4.1(c) shall be made, in lump sum, on the 60th day following such termination; provided, however, that any amounts due under this sentence during the 60-day period following such termination shall not be paid during such 60-day period but instead shall be paid on the 60th day following termination. The amount payable under Sections 4.1(a)(ii) and 4.1(c) shall be paid in a lump sum at the normal time(s) such bonuses are paid to other employees of the Company in accordance with the time provided in the applicable annual bonus plan to which such bonuses relate.

4.2 Compensation and Benefits Upon Covered Termination Prior to Change in Control. Subject to Participant’s execution of the Release described in Section 4.3, in the event of a Covered Termination Prior to Change in Control, the Company shall pay and provide to the Participant after his or her Date of Termination:

(a) (i) any Base Pay earned, accrued or owing to him or her through the Date of Termination, (ii) any individual bonuses or individual incentive compensation not yet paid, but due and payable to Participant under the Company’s and/or its Affiliates’ plans for years prior to the year of Participant’s termination of employment, (iii) reimbursement to Participant for all reasonable and customary expenses incurred by Participant in performing services for the Company prior to the Date of Termination, and (iv) payment equal to the amount of Participant’s accrued, but unused, vacation time.

(b) A lump sum cash payment equal to the applicable Benefit Factor multiplied by: (i) Participant’s Base Pay in effect as of the Date of Termination; plus (ii) Participant’s Target Bonus for the year in which the Date of Termination occurs.

(c) A pro rata share of any individual annual cash incentive bonuses or individual annual cash incentive compensation awarded to Participant for the year in which Participant’s termination of employment occurs under the Company’s and its Affiliates’ applicable plans for the year of Participant’s termination of employment based on the portion of such year that Participant was employed by the Company and any Affiliate; provided, however, that the payment of individual annual cash incentive bonuses or individual annual cash incentive compensation will continue to be subject to the attainment of performance goals as specified in the applicable plan.

(d) To the extent permitted by applicable law and the Benefit Plans, if Participant elects continuation coverage under the Company’s medical and dental plans pursuant to COBRA, then the Company shall reimburse Participant for Participant’s COBRA payments for such medical and dental coverage (provided that such reimbursement does not result in any taxes or penalties for the Company), until the earlier to occur of: (i) Participant obtaining the age of 65, (ii) the date Participant becomes eligible for benefits under another employer’s medical plan that are substantially comparable to the benefits provided by the Benefit Plans (which Participant must provide prompt notice with respect thereto to the Company), or (iii) the expiration of the COBRA Continuation Period. During the applicable period of coverage described in the foregoing sentence, Participant shall be entitled to benefits, on substantially the same basis as would have otherwise been provided had Participant not been terminated, and the Company will have no obligation to pay any benefits to, or premiums on behalf of, Participant after such period ends. The Company shall make any such reimbursement within 30 days following receipt of evidence from Participant of Participant’s payment of the COBRA premium. To the extent that such benefits are available under the Benefit Plans and Participant had such coverage immediately prior to termination of employment, reimbursement for such continuation of benefits for Participant shall also cover Participant’s dependents for so long as Participant is receiving such benefits under this Section 4.2(d). The COBRA Continuation Period for medical and dental insurance under this Section 4.2(d) shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan.

(e) A lump sum cash payment of $15,000 in order to cover the cost of outplacement assistance services for Participant and other expenses associated with seeking another employment position.

(f) All payments to be made pursuant to this Section 4.2 (other than Sections 4.2(a)(ii) and 4.2(c) shall be made, in lump sum, on the 60th day following such termination; provided, however, that any amounts due under this sentence during the 60-day period following such termination shall not be paid during such 60-day period but instead shall be paid on the 60th day following termination. The amount payable under Sections 4.2(a)(ii) and 4.2(c) shall be paid in a lump sum at the normal time(s) such bonuses are paid to other employees of the Company in accordance with the time provided in the applicable annual bonus plan to which such bonuses relate.

4.3 Release. Notwithstanding any other provision of the Plan to the contrary, no payment or benefit otherwise provided for under or by virtue of Section 4.1 and/or Section 4.2 (other than in subsections (a) thereto) of the Plan shall be paid or otherwise made available unless and until the Participant executes and does not revoke a general release agreement (which includes certain restrictive covenants, including a non-competition obligation) in a form provided by the Company and substantially as attached as Exhibit A hereto (the “Release”) within 45 days of the Date of Termination. If the Company determines that Participant has not fully complied with any of the terms of the Release, the Company and any Affiliate may withhold benefits described in Sections 4.1 and/or 4.2, other than in subsections (a) thereto, and discontinue the payment of such other benefits and require the Participant, by providing written notice of such repayment obligation to Participant, to repay any portion of such other benefits already received under the Plan. If the Company notifies a Participant that repayment of all or any portion of the benefits received under the Plan is required, such amounts shall be repaid within 30 calendar days of the date written notice is sent. Any remedy under this Section 4.3 shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company and any Affiliate may have.

4.4 WARN. Notwithstanding any other provision of the Plan to the contrary, to the extent permitted by the Worker Adjustment and Retraining Notification Act (“WARN”), any benefit payable hereunder to a Participant as a consequence of the Participant’s Covered Change in Control Termination or Covered Termination Prior to a Change in Control, as the case may be, shall be reduced by any amounts required to be paid under Section 2104 of WARN to such Participant in connection with such termination.

4.5 Termination of Employment on Account of Disability, Cause or Death. Notwithstanding anything in this Plan to the contrary, if the Participant’s employment with the Company and any Affiliate terminates on account of Participant’s Disability or death, or is terminated by the Company or any Affiliate for Cause, Participant shall not be considered to have terminated employment under Section 4.1 or Section 4.2 of this Plan and shall not receive benefits pursuant to Section 4.1 or Section 4.2 hereof. However, the Participant shall be eligible to receive disability benefits, if applicable, under any disability program then maintained by the Company or any Affiliate that covers the Participant as provided under the terms of such disability program.

ARTICLE 5. ADMINISTRATION

5.1 The Plan shall be administered by the Committee appointed by the Board.

5.2 The Committee shall have the full and absolute power, authority and sole discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions, including resolving any ambiguity or uncertainty arising under or existing in the terms and provisions of the Plan, which determinations shall be final, conclusive, and binding on the Company, its Affiliates, Participant and any and all interested parties.

5.3 The Committee may delegate any and all of its powers and responsibilities hereunder to other persons as determined by the Committee. Any such delegation may be rescinded at any time by written notice from the Committee to the person to whom delegation is made.

5.4 The Committee shall have the full and absolute authority to employ and rely on such legal counsel, actuaries and accountants (which may also be those of the Company and its

Affiliates), and other agents, designees and delegatees, as it may deem advisable to assist in the administration of the Plan.

5.5 (a) Payments to be made under this Plan are intended to be excepted from coverage under Section 409A of the Code and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding any provision of this Plan to the contrary, if any payment or benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder (and not excepted therefrom), the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A, the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Accordingly, if a Participant is a “specified employee for purposes of Section 409A” (as such term is defined in Section 409A of the Code, and determined in accordance with the procedures established by the Company) and a payment subject to Section 409A to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under Section 409A, the regulations and other binding guidance promulgated thereunder.

(b) Notwithstanding anything to the contrary in this Plan, if any reimbursements or in-kind benefits provided by the Company pursuant to this Plan would constitute deferred compensation for purposes of Section 409A of the Code, such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Participant’s lifetime and the lifetime of Participant’s eligible dependents; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) Participant’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

ARTICLE 6. PARACHUTE TAX PROVISIONS

6.1 The provisions of this Article 6 shall apply notwithstanding anything in this Plan to the contrary. In the event that it shall be determined that any payment or distribution by the Company or its Affiliates to, or for the benefit of, the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company and its Affiliates will apply a limitation on the Payment amount as specified in Section 6.2 unless it is determined that the “Net After Tax Benefits” to the Participant would be greater if the limitations of Section 6.2 were not imposed. For purposes of this Article 6, “Net After Tax Benefits” shall mean the present value of the Payments net of all taxes imposed on the Participant with respect thereto, including but not limited to excise taxes imposed under Section 4999 of the Code, determined by applying the highest marginal income tax rate applicable to the Participant for such year.

6.2 The aggregate present value of the Payments under Article 4 of this Plan (“Plan Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Plan Payments without causing any Payment to be subject to the limitation of deduction under Section 280G of the Code. For purposes of this Article 6, “present value” shall be determined in accordance with Section 280G(d)(4) of the Code. The total reduction to Plan Payments required under this Article 6 necessary to achieve the Reduced Amount shall be made against Plan Payments that are exempt from Section 409A of the Code.

6.3 Except as set forth in the next sentence, all determinations to be made under this Article 6 shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the Change in Control (“Accounting Firm”), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and the Participant within ten (10) days of the Participant’s Date of Termination; provided, however, that, in the event the Accounting Firm will not or cannot make such a determination, the Company and its Affiliates shall select the appropriate accounting firm to make such determination. The value of any applicable non-competition covenant shall be determined by independent appraisal by a nationally-recognized business valuation firm, and a portion of the Plan Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a parachute payment.

6.4 All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Article 6 shall be borne solely by the Company and its Affiliates.

ARTICLE 7. AMENDMENT AND TERMINATION

7.1 Subject to Section 7.2, the Committee shall have the right in its discretion at any time to amend the Plan in any respect or to terminate the Plan prior to a Change in Control.

7.2 Notwithstanding any other provision of the Plan to the contrary, the Plan (including, without limitation, this Section 7.2) as applied to any particular Participant may not be amended or terminated at any time within the 90-day period immediately prior to, on or within one (1) year after the occurrence of a Change in Control in any manner adverse to the interests of such Participant, without the express written consent of such Participant, except in the event (a) of a termination of Participant’s employment with the Company and its Affiliates under the circumstances described in Section 4.5 and/or (b) the Committee determines to amend the Plan in order to conform the provisions of the Plan with Section 409A of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan.

ARTICLE 8. EMPLOYMENT RIGHTS

Nothing expressed or implied in this Plan will create any right or duty on the part of the Company, any Affiliate or Participant to have Participant remain in the employment of the Company or any Affiliate.

ARTICLE 9. MISCELLANEOUS

9.1 (a) The Company and its Affiliates shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of the business or assets of the Company and its Affiliates (taken as a whole) expressly to assume and agree to perform under the terms of the Plan in the same manner and to the same extent that the Company and its Affiliates would be required to perform it if no such succession had taken place (provided that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement), and in such event the Company and its Affiliates (as constituted prior to such succession) shall have no further obligation under or with respect to the Plan. Regardless of whether such express assumption is executed, this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Plan. Effective upon a transfer or assignment of this Plan, the term “Company” shall mean any successor to the Company’s business or assets as aforesaid which assumes and agrees (or is otherwise required) to perform the Plan. Nothing in this Section 9.1(a) shall be deemed to cause any event or condition which would otherwise constitute a Change in Control not to constitute a Change in Control.

(b) To the maximum extent permitted by law, the right of any Participant or other person to any amount under the Plan may not be subject to voluntary or involuntary anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or such other person.

(c) The terms of the Plan shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of each Participant. If a Participant shall die while an amount would still be payable to Participant hereunder if they had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s devisee, legatee or other designee or, if there is no such designee, their estate.

9.2 Except as expressly provided in Section 4.1 and Section 4.2, Participants shall not be required to mitigate damages or the amount of any payment or benefit provided for under the Plan by seeking other employment or otherwise, nor will any payments or benefits hereunder be subject to offset in the event a Participant does mitigate.

9.3 Notwithstanding any provision of this Plan to the contrary, the Company shall not be liable for, and nothing provided or contained in this Plan will be construed to obligate or cause the Company to be liable for, any tax, interest or penalties imposed on a Participant related to or arising with respect to any violation of Section 409A of the Code.

9.4 All notices under the Plan shall be in writing, and if to the Company or the Committee, shall be delivered to the General Counsel of Montauk, or mailed to Montauk’s principal office, addressed to the attention of the General Counsel of Montauk; and if to Participant (or the estate or beneficiary thereof), shall be delivered personally or mailed to Participant at the address appearing in the records of the Company and its Affiliates.

9.5 Unless otherwise determined by the Company in an applicable plan or arrangement, no amounts payable hereunder upon a Covered Termination Prior to Change in Control or a Covered Change in Control Termination, as the case may be, shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company and/or any Affiliate for the benefit of employees unless the Company shall determine otherwise.

9.6 Participation in the Plan shall not limit any right of a Participant to receive any payments or benefits under any employee benefit or executive compensation plan of the Company and/or its Affiliates; provided that in no event shall any Participant be entitled to any payment or benefit under the Plan which duplicates a payment or benefit received or receivable by the Participant under any severance or similar plan, agreement or policy of the Company and/or its Affiliates (including, but not limited to, any applicable Employment Agreement that provides for the payment of severance benefits). The total reduction to Plan payments or benefits as required by this Section 9.6 shall be made against payments and/or benefits under the Plan that are exempt from Section 409A.

9.7 Any payments hereunder shall be made out of the general assets of the Company. Each Participant shall have the status of general unsecured creditors of the Company, and the Plan constitutes a mere promise by the Company to make payments under the Plan in the future as and to the extent provided herein.

9.8 The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law.

9.9 The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan which shall remain in full force and effect.

9.10 The use of captions in the Plan is for convenience. The captions are not intended to and do not provide substantive rights.

9.11 Except as otherwise preempted by the laws of the United States, the Plan shall be construed, administered and enforced according to the laws of the State of Delaware, without regard to principles of conflicts of law, and any action relating to this Plan must be brought in state and federal courts located in the Commonwealth of Pennsylvania.

ARTICLE 10. CLAIMS PROCEDURE

If a Participant believes that he or she is eligible for benefits and has not been so notified, such Participant should submit a written request for benefits to the Plan Administrator. Such Participant must take such action no later than 60 days after the date of such Participant’s Separation from Service.

Initial Claims

All claims must be presented to the Plan Administrator in writing. Within 90 days after receiving a claim, a claims official appointed by the Plan Administrator will consider the claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional 90 days by giving Participant written notice. Any claims that Participant does not pursue in good faith through the initial claims stage will be treated as having been irrevocably waived.

Claims Decisions

If the claim is granted, the benefits or relief Participant seeks will be provided.

If Participant Claim is Denied

If all or part of a Participant’s claim for benefits is wholly or partially denied, such Participant will receive written notice of the denial from the Plan Administrator within 60 days (or a longer period, as described above) after such Participant has applied for a benefit. This notice will, in a manner calculated to be understood by Participant, include:

*	the specific reason(s) for the denial;

*	specific reference(s) to the specific Plan provisions on which the denial is based;

*	a description of any additional material or information which must be submitted to perfect the claim, and an explanation of why such material or information is necessary; and

*	an explanation of the procedures for appealing denied claims.

If Participant disagrees with the decision, such Participant may file a written notice to have such Participant’s claim reviewed by the Plan Administrator. The Participant must file the notice for review within 60 days after the denial was given or mailed to such Participant. The Participant should file one copy of the notice with the Plan Administrator. In connection with the review of Participant’s claim, Participant (or such Participant’s authorized representative) will be given the opportunity to review all documentation pertaining to the decision, and to submit issues and comments in writing. Participant may present all evidence and theories relating to the claim during the appeal without regard to whether such evidence and theories were submitted or considered during the initial claims stage. Any claims that Participant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, will be treated as having been irrevocably waived.

Participant’s claim will be reconsidered and Participant will receive written notice of the decision within 60 days after such Participant’s application for review is received by the Plan Administrator. If special circumstances require an extension, Participant will receive written notice to that effect; in this case, Participant will be informed of the final decision within 120 days. This decision will be in writing, will be set forth in a manner calculated to be understood by Participant, and will include the reason for the decision, with specific reference(s) to pertinent Plan provisions. All interpretations, determinations and decisions of the Plan Administrator will be final and binding.

If a Participant’s claim for benefits is denied in whole or in part, such Participant may contest the actual or deemed denial of that claim under Section 502(a) of ERISA in a court of competent jurisdiction. Notwithstanding, before such Participant may file suit in a state or federal court, Participant must exhaust the Plan’s administrative claims procedure. If any such judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the evidence timely presented to the Plan Administrator. In addition, any such judicial or administrative proceeding must be filed within six (6) months after the Plan Administrator’s final decision.

ARTICLE 11. STATEMENT OF ERISA RIGHTS

As a Participant in the Plan, each Participant is entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:

Receive Information About the Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, including, if applicable, a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including, if applicable, copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including a Participant’s employer or any other person, may fire such Participant or otherwise discriminate against a Participant in any way to prevent such Participant from obtaining a welfare benefit or exercising such Participant’s rights under ERISA. However, this rule neither guarantees continued employment, nor affects the Company’s right to terminate a Participant’s employment for other reasons.

Enforce Participant Rights

If a Participant’s claim for a benefit is denied or ignored, in whole or in part, a Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents and does not receive them within 30 days, such Participant may file suit in a Federal court. In such case, the court may require the Plan Administrator to provide the materials and pay such Participant up to $110 a day until Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, such Participant may file suit in a state or Federal court. If a Participant is discriminated against for asserting such Participant’s rights, such Participant may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If a Participant is successful the court may order the person such Participant has sued to pay these costs and fees. If a Participant loses, the court may order such Participant to pay these costs and fees, for example, if it finds such Participant’s claim is frivolous.

Assistance with Participant Question

If a Participant has any questions about the Plan, such Participant should contact the Plan Administrator. If a Participant has any questions about this statement or about such Participant’s rights under ERISA, or if a Participant needs assistance in obtaining documents from the Plan Administrator, such Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in such Participant’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about such Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE 12. SUMMARY PLAN DESCRIPTION INFORMATION

Name of Plan: The name of the plan under which benefits are provided is the Montauk Renewables, Inc. Key Employee Separation Plan.

Plan Sponsor: The Sponsor of the Plan is:

Montauk Renewables, Inc.

680 Anderson Drive, 5th Floor

Pittsburgh, PA 15220

Plan Administrator: The Plan Administrator of the Plan is:

The Compensation Committee of the Board of Directors

of Montauk Renewables, Inc.

Montauk Renewables, Inc.

680 Anderson Drive, 5th Floor

Pittsburgh, PA 15220

(412) 747-8700

Employer Identification Number and Plan Number: The Employer Identification Number (EIN) assigned to the Plan Sponsor by the Internal Revenue Service is 85-3189583.

Type of Plan: Severance Pay Employee Welfare Benefit Plan.

Plan Number: 001

Type of Administration: The Plan is self-administered.

Funding: Benefits payable under the Plan are provided from the general assets of the Company.

Agent for Service of Legal Process: For disputes arising under the Plan, service of legal process may be made upon the General Counsel of Plan Sponsor at 680 Anderson Drive, 5th Floor. Pittsburgh, PA 15220.

Plan Year: The Plan’s fiscal records are kept on a calendar year basis (January 1 to December 31).

EXHIBIT A

GENERAL RELEASE, NON-DISPARAGEMENT AND NON-COMPETITION AGREEMENT

THIS GENERAL RELEASE, NON-DISPARAGEMENT AND NON-COMPETITION AGREEMENT (the “Agreement”) is made as of this _____ day of ___________, _____, by and between ________________________________ (the “Company”) and ___________________ (the “Employee”).

WHEREAS, the Employee’s employment with the Company has been terminated effective as of ________________, _____ (the “Date of Termination”);

WHEREAS, the Employee was designated by the Compensation Committee of the Board of Directors (the “Board”) of Montauk Renewables, Inc. to be a participant in the Montauk Renewables, Inc. Key Employee Separation Plan (the “Plan”);

WHEREAS, the circumstances surrounding the termination of the Employee’s employment entitle the Employee to receive certain severance benefits under the Plan, subject to the terms and conditions set forth in the Plan and this Agreement;

WHEREAS, an express condition of the Employee’s entitlement to the payments and benefits under the Plan is the execution without revocation of this Agreement;

WHEREAS, the Employee and the Company mutually desire to effectuate a full and final general release of all claims and rights the Employee may have against the Company to the fullest extent permitted by law, excepting only those rights and claims that cannot, as a matter of law, be released with this Agreement; and

WHEREAS, the Company advises the Employee to consult with an attorney before signing this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED by and between the Employee and the Company as follows:

1. (a) The Employee, for and in consideration of the commitments of the Company as set forth in paragraph 7 of this Agreement and the Plan, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, predecessors, subsidiaries and parents, and their present or former officers, directors, managers, stockholders, employees, members and agents, and its and their respective successors, assigns, heirs, executors, and administrators and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Employee ever had, now has, or hereafter may have, whether known or unknown, or which the Employee’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from any time prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Employee’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, the Pittsburgh Human Relations Act, any claims related to status (perceived or actual) as a whistleblower, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, and subject to the provisions of paragraph 12 and paragraph 14 below, the Employee represents and affirms that the Employee has not filed or caused to be filed on the Employee’s behalf any charge, complaint or claim for relief against the Company or any Releasee and, to the best of the Employee’s knowledge and belief, no outstanding charges, complaints or claims for relief have been filed or asserted against the Company or any Releasee on the Employee’s behalf; and the Employee has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company or any Releasee, to any member of the Company’s or any Releasee’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities. In the event that there is outstanding any such charge, complaint or claim for relief, Employee agrees to seek its immediate withdrawal and dismissal with prejudice. In the event that for any reason said charge, complaint or claim for relief cannot be immediately withdrawn with prejudice, Employee shall execute such other papers or documents as the Company’s counsel determines may be necessary from time to time to have said charge, complaint or claim for relief dismissed with prejudice at the earliest appropriate time. Nothing herein shall prevent Employee from testifying in any cause of action when required to do so by process of law. Employee shall promptly inform the Company if called upon to testify on matters relating to the Company.

(c) The Employee does not waive any right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation or proceeding conducted by the EEOC, but explicitly waives any right to file a personal lawsuit or receive monetary damages that the EEOC might recover if said charge results in an EEOC lawsuit against the Company or Releasees.

(d) Employee does not waive the right to challenge the validity of this Agreement as a release of claims arising under the federal Age Discrimination in Employment Act.

(e) Employee does not waive rights or claims that may arise after the date this Agreement is executed.

2. In consideration of the Company’s agreements as set forth in paragraph 7 herein, the Employee agrees to comply with the limitations set forth in paragraphs 3 and 4 of this Agreement.

3. Ownership and Protection of Intellectual Property and Confidential Information.

(a) The Employee acknowledges and agrees that all information, ideas, concepts, improvements, innovations, developments, methods, processes, designs, analyses, drawings, reports, discoveries, and inventions, whether patentable or not or reduced to practice, which were conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by the Company or any of its affiliates and at the time of termination of employment (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products or services of the Company or its affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, marks, and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not composing confidential information, and all writings or materials of any type embodying any of such items (collectively, “Work Product”), are the sole and exclusive property of the Company or a Company affiliate, as the case may be, and shall be treated as “work for hire.” The Employee does hereby assign to the Company all right, title, and interest that the Employee has in any Work Product to the Company. It is recognized that the Employee was an experienced executive in the business of the Company and its affiliates and through several decades of prior work in the industry acquired and retains knowledge, contacts, and information which are not bound by this paragraph 3.

(b) In connection with the Employee’s execution of this Agreement, the Employee shall disclose, in writing, all Work Product to the Company and shall cooperate and perform all actions reasonably requested by the Company (including after the termination of the Employee’s employment) to establish, confirm and protect the Company’s and/or its affiliates’ right, title and interest in such Work Product. Without limiting the generality of the foregoing, the Employee agrees to assist the Company, at the Company’s expense, to secure the Company’s and its affiliates’ rights in the Work Product in any and all countries, including the execution by the Employee of all applications and all other instruments and documents which the Company and/or its affiliates shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company and/or its affiliates the sole and exclusive right, title and interest in and to such Work Product. If the Company is unable because of the Employee’s mental or physical incapacity or for any other reason (including the Employee’s refusal to do so after request therefor is made by the Company) to secure the Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to the Company and/or its affiliates pursuant to paragraph 3(a) above, then the Employee by this Agreement irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney-in-fact to act for and in the Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by the Employee. The Employee agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company or any of its affiliates.

(c) The Employee acknowledges that the businesses of the Company and its affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company and/or its affiliates use in their business to obtain a competitive advantage over their competitors. The Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company and its affiliates in maintaining their competitive position. The Employee acknowledges that by reason of the Employee’s duties to, and association with, the Company and its affiliates, the Employee has had access to, and has become informed of, confidential business information which is a competitive asset of the Company and its affiliates. The Employee hereby agrees that the Employee will not, at any time during or after his or her employment by the Company, make any unauthorized disclosure of any confidential business information or trade secrets of the Company or its affiliates, or make any use thereof, except in the carrying out of his or her responsibilities hereunder. The Employee shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which the Employee’s legal rights and obligations under this Agreement are at issue; provided, however, that the Employee shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his or her intent to disclose any such confidential business information in such context so as to allow the Company or its affiliates an opportunity (which the Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company and its affiliates would not be considered confidential to the Company and its affiliates.

(d) The Employee shall promptly deliver to the Company all written materials, records, and other documents made by, or coming into the possession of, the Employee during the period of the Employee’s employment by the Company which contain or disclose confidential business information or trade secrets of the Company or its affiliates, or which relate to the Employee’s Work Product described in paragraph 3(a) above, which shall be and remain the property of the Company, or its affiliates, as the case may be.

(e) The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

4. Covenant Not To Compete. As set forth in the Plan, the Employee’s entitlement to any payments or benefits under the Plan pursuant to a Covered Change in Control Termination (as defined in the Plan) or Covered Termination Prior to a Change in Control (as defined in the Plan), less any applicable offsets as required under the Plan, is expressly conditioned upon the Employee’s covenants of confidentiality, not to compete and not to solicit as provided herein. In the event the Employee breaches his or her obligations to the Company as provided herein, the Company’s obligations to provide the payments and benefits set forth in Sections 4.1 or 4.2, as the case may be, of the Plan shall cease without prejudice to any other remedies that may be available to the Company.

(a) In consideration for the Company’s payment of benefits to the Employee as set forth in paragraph 7 of this Agreement and the Plan, the Employee agrees that, for a period of one year following Employee’s Date of Termination (the “Non-Compete Period”), he or she will not, in association with or as an officer, principal, manager, member, advisor, agent, partner, director, material stockholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project which is, directly or indirectly, competitive with any business that the Company or any of its affiliates engages in or is planning to engage in during the term of the Employee’s employment with the Company or any affiliate of the Company, as evidenced by the books and records of the Company or its affiliates, including but not limited to, owning and operating renewable natural gas and electric operations and facilities (the “Business”). Such restriction shall cover the Employee’s activities anywhere in the contiguous United States or within a 100-mile radius of any and all Company location(s) in, to, or for which the Employee worked, or to which the Employee was assigned or had any responsibility (either direct or supervisory) as of the Date of Termination and at any time during the two (2) year period prior to such date.

(b) During the Non-Compete Period, the Employee will not solicit or induce any person who is or was employed by any of the Company or its affiliates at any time during such term or period (i) to interfere with the activities or businesses of the Company or any of its affiliates or (ii) to discontinue his or her employment with the Company or any of its affiliates.

(c) During the Non-Compete Period, the Employee will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of the Company or any of its affiliates to divert their business to any competitor of the Company or any of its affiliates or in any way interfere with the relationship between any such customer, distributor or supplier and the Company and/or any of its affiliates (including, without limitation, making any negative statements or communications about the Company and its affiliates). During such Non-Compete Period, the Employee will not, directly or indirectly, acquire or attempt to acquire any business in the contiguous United States to which the Company or any of its affiliates, prior to the Employee’s Date of Termination, has made an acquisition proposal relating to the possible acquisition of such business by the Company or any of its affiliates, or has planned, discussed or contemplated making such an acquisition proposal (such business, an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person other than the Company or any of its affiliates.

(d) The Employee understands that the provisions of paragraphs 4(a), 4(b) and 4(c) hereof may limit his or her ability to earn a livelihood in a business in which he or she is involved, but as a member of the management group of the Company and its affiliates he or she nevertheless agrees and hereby acknowledges that: (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and any its affiliates; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (iii) the consideration provided hereunder, including without limitation, any amounts or benefits provided under Section 4.1 and Section 4.2, as the case may be, of the Plan, is sufficient to compensate the Employee for the restrictions contained in paragraphs 4(a), 4(b) and 4(c) hereof. In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that Employee will not assert that, and it should not be considered that, any provisions of paragraphs 4(a), 4(b) and 4(c) otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(e) If, at the time of enforcement of paragraphs 3 or 4 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Employee acknowledges that he or she was a member of the Company’s and its affiliates’ management group with access to the Company’s and its affiliates’ confidential business information and his or her services are unique to the Company and its affiliates. The Employee therefore agrees that the remedy at law for any breach by him or her of any of the covenants and agreements set forth in paragraphs 3 and 4 will be inadequate and that in the event of any such breach, the Company and its affiliates may, in addition to the other remedies which may be available to them at law, apply to any court of competent jurisdiction to obtain specific performance and/or injunctive relief prohibiting the Employee (together with all those persons associated with him or her) from the breach of such covenants and agreements and to enforce, or prevent any violations of, the provisions of this Agreement. In addition, in the event of a breach or violation by the Employee of this paragraph 4, the Non-Compete Period set forth in this paragraph shall be tolled until such breach or violation has been cured.

(f) Each of the covenants of paragraphs 3 and 4 are given by the Employee as part of the consideration for the benefits to be received by the Employee under the Plan and as an inducement to the Company to grant such benefits under the Plan and accept the obligations thereunder.

(g) Provisions of paragraph 4 shall not be binding on the Employee if the Company fails to perform any material obligation under the Plan, including, without limitation, the failure of the Company to make timely payments of monies due to the Employee under Section 4.1 or Section 4.2, as the case may be, of the Plan; provided, that (i) the Employee has notified the Company in writing within 30 days of the date of the failure of the Company to perform such material obligation and (ii) such failure remains uncorrected and/or uncontested by the Company for 15 days following the date of the Company’s receipt of such notice.

5. Notwithstanding anything to the contrary, nothing in this Agreement or the Plan shall be construed as superseding or replacing any restrictive covenant obligations to which the Employee is bound pursuant to any other agreement, and all such obligations of the Employee shall remain in full force and effect.

6. The Employee further agrees and recognizes that the Employee has permanently and irrevocably severed the Employee’s employment relationship with the Company, that the Employee shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him or her in the future.

7. The Employee further agrees that the Employee will not disparage or subvert the Company or any Releasee, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, managers, members, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company or any Releasee, the Employee’s employment and the termination of the Employee’s employment, irrespective of the truthfulness or falsity of such statement.

8. In consideration for the Employee’s promises, as set forth herein, the Company agrees to pay or provide to or for the Employee the payments and benefits described in the Plan, the provisions of which are incorporated herein by reference. Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide the Employee at any time in the future with any payments, benefits or considerations other than those recited in this paragraph, or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms.

9. The Employee understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him or her in consideration for the Employee’s acceptance and execution of, and in reliance upon the Employee’s representations in, this Agreement. The Employee acknowledges that if the Employee had not executed this Agreement containing a release of all claims against the Releasees, including, without limitation, the covenants relating to confidentiality, non-competition and non-disparagement, the Employee would not have been entitled to the payments and benefits set forth in the Plan.

10. The Employee acknowledges and agrees that this Agreement and the Plan supersede any other agreement the Employee has with the Company or any Releasee as to the subjects set forth in this Agreement; provided, however, that this Agreement shall not supersede or replace any such agreements that contain restrictive covenant obligations to which the Employee is bound. To the extent the Employee has entered into any other enforceable written agreement with the Company or any Releasee that contains provisions that are outside the scope of this Agreement and the Plan and are not in direct conflict with the provisions in this Agreement or the Plan, the terms in this Agreement and the Plan shall not supersede, but shall be in addition to, any other such agreement. Except as set forth expressly herein, no promises or representations have been made to the Employee in connection with the termination of the Employee’s employment agreement, if any, or offer letter, if any, with the Company, or the terms of this Agreement or the Plan.

11. The Employee agrees not to disclose the terms of this Agreement or the Plan to anyone, except the Employee’s spouse, attorney and, as necessary, tax/financial advisor. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

12. The Employee represents that the Employee does not, without the Company’s prior written consent, presently have in the Employee’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of the Employee’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by the Employee while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. The Employee acknowledges that all such Corporate Records are the property of the Company. In addition, the Employee shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops, computers, and any other items requested by the Company. As of the Date of Termination, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

13. Nothing in this Agreement shall prohibit or restrict the Employee from: (a) making any disclosure of information required by law; (b) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; (c) providing, without prior notice to the Company, information to governmental authorities regarding, or filing, testifying, participating in or otherwise assisting in a proceeding relating to, an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (d) engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

14. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to the Employee.

15. The Employee agrees and recognizes that should the Employee breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide the Employee with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, the Employee acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorneys’ fees and costs. Notwithstanding the foregoing, in the event the Company fails to perform any material obligation under the Plan, including, without limitation, the failure of the Company to make timely payments of monies due to the Employee under Section 4.1 or Section 4.2, as the case may be, of the Plan, this Release shall be null and void and the Employee shall have the right to pursue any and all appropriate relief for any such failure, including monetary damages, attorneys’ fees and costs; provided, that (a) the Employee has notified the Company in writing within 30 days of the date of the failure of the Company to perform such material obligation and (b) such failure remains uncorrected and/or uncontested by the Company for 15 days following the date of the Company’s receipt of such notice.

16. The Employee further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

17. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Pennsylvania.

18. The parties agree that this Agreement shall be deemed to have been made and entered into in Pittsburgh, Pennsylvania. Jurisdiction and venue in any proceeding by the Company or Employee to enforce their rights hereunder is specifically limited to any court geographically located in Pennsylvania.

19. The Employee certifies and acknowledges as follows:

(a) That the Employee has read the terms of this Agreement, and that the Employee understands its terms and effects, including the fact that the Employee has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of the Employee’s employment relationship with the Company and the termination of that employment relationship; and

(b) That the Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which the Employee acknowledges is adequate and satisfactory to him and which the Employee acknowledges is in addition to any other benefits to which the Employee is otherwise entitled; and

(c) That the Company advises the Employee (in writing) to consult with an attorney before signing this Agreement; and

(d) That the Employee does not waive rights or claims that may arise after the date this Agreement is executed; and

(e) That the Company has provided Employee with a period of forty-five (45) days within which to consider this Agreement, and that the Employee has signed on the date indicated below after concluding that this General Release, Non-Disparagement and Non-Competition Agreement is satisfactory to Employee; and

(f) The Employee acknowledges that this Agreement may be revoked by him or her within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by the Employee, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, the Employee and the Company executed the foregoing General Release, Non-Disparagement and Non-Competition Agreement this ______ day of ______________, _____.

Witness:
EMPLOYEE

[COMPANY]

Intending to be legally bound hereby, the Employee and the Company executed the foregoing General Release, Non-Disparagement and Non-Competition Agreement this ______ day of ______________, _____.

Witness:
EMPLOYEE

[COMPANY]